Exhibit 3.2

CERTIFICATE OF ELIMINATION OF

SERIES A JUNIOR PARTICIPATING PREFERRED STOCK

OF WHITING PETROLEUM CORPORATION

Pursuant to Section 151 of the General Corporation Law of the State of Delaware

Whiting Petroleum Corporation, (the “Corporation”), a corporation organized and existing under the General Corporation Law of the State of Delaware (the “GCL”), does hereby certify as follows:

1. That, pursuant to Section 151 of the GCL and authority granted in the Corporation’s Restated Certificate of Incorporation, the Board of Directors of the Corporation (the “Board of Directors”) previously designated 1,500,000 shares of authorized shares of preferred stock of the Corporation as Series A Junior Participating Preferred Stock, par value $0.001 per share (the “Preferred Stock”), and established the voting and other powers, preferences, and relative, participating, optional or other rights of the Preferred Stock and the qualifications, limitations and restrictions thereof, and on February 23, 2006, filed a Certificate of Designations in the office of the Secretary of State of the State of Delaware with respect to the Preferred Stock (the “Certificate of Designations”).

2. No shares of Preferred Stock and are outstanding and no shares thereof will hereafter be issued subject to the Certificate of Designations.

3. That the Board of Directors of the Corporation, by resolution adopted by unanimous written consent, pursuant to Section 141(f) of the GCL, on May 18, 2016, duly approved and adopted the following resolutions, which resolution remains in full force and effect on the date hereof:

RESOLVED, that no shares of the preferred stock, par value $0.001 per share, of the Corporation designated as Series A Junior Participating Preferred Stock (the “Preferred Stock”) are outstanding and none will be issued pursuant to the Certificate of Designations of Series A Junior Participating Preferred Stock.

RESOLVED FURTHER, that the proper officers of the Corporation, or any one or more of them, or their designees are authorized to prepare, execute and file with the Secretary of State of the State of Delaware a certificate or any other applications, notices or other documents in order to eliminate the Certificate of Designations of Series A Junior Participating Preferred Stock from the Corporation’s Restated Certificate of Incorporation.

FURTHER RESOLVED, that the proper officers of the Corporation, or any one or more of them, or their designees are authorized to prepare, execute and file a restatement of the Restated Certificate of Incorporation of the Corporation, as amended to date (the “Certificate”), without shareholder approval pursuant to Article TWELFTH of the Certificate and Section 245 of the General Corporation Law of the State of Delaware to include all changes made to the Certificate since the prior restatement.

FURTHER RESOLVED, that any and all actions heretofore taken or caused to be taken by the officers, agents and representatives of the Corporation, consistent with the tenor and purport of the foregoing resolutions, are hereby ratified, confirmed and approved on behalf of the Corporation in all respects.

FURTHER RESOLVED, that the officers of the Corporation are hereby authorized to take or cause to be taken all such action and execute or cause to be executed such certificates, instruments, agreements and other documents as may be deemed by them necessary or desirable to carry out the provisions of the foregoing resolutions; the taking of any such action shall constitute conclusive evidence of the authority of the officer or officers hereunder.

4. That, in accordance with Section 151(g) of the GCL, upon the effective date of the filing of this Certificate, all matters set forth in the Certificate of Designations with respect to the Preferred Stock, including all references thereof, are hereby eliminated from the Corporation’s Restated Certificate of Incorporation, and the shares that were designated to such series are hereby returned to the status of authorized but unissued shares of the preferred stock of the Corporation, without designation as to series.

[the next page is the signature page]

IN WITNESS WHEREOF, the Corporation has caused this Certificate to be executed on its behalf this 18th day of May, 2016.

By:	/s/ Bruce R. DeBoer
	Name:	Bruce R. DeBoer
	Title:	Vice President, General Counsel and Corporate Secretary